Exhibit 3

PROUROCARE, INC.
NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT is made as of April 19, 2002, by and between ProUroCare Inc., a Minnesota corporation (the “Company”), and Alex Nazarenko (“Director”).

RECITALS:

A.            Director has either been asked to serve as a director of the Company or the Company desires to induce Director to continue to serve the Company as a director.

B.            The Company has adopted the 2002 Stock Plan (the “Plan”) pursuant to which shares of common stock have been reserved for issuance under the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant of Option.  The Company hereby grants from the Plan to Director the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of Ten Thousand (10,000) shares of the common stock, $0.01 par value, of the Company (the “Shares”).

2.             Purchase Price.  The purchase price of the Shares covered by the Option shall be Three and 40/100 Dollars ($3.40) per Share. It is understood and agreed that the purchase price is the per share fair market value of such shares on the date of this Agreement.

3.             Exercise and Vesting of Option.  The Option shall be exercisable only to the extent that all, or any part thereof, has vested in the Director. The Option shall vest on a pro rata basis in equal monthly installments over a twenty-four (24) month period, beginning on the date of the first month anniversary of the date of this Agreement and continuing on each monthly anniversary date (hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”) until the Option is fully vested.

In the event that the Director ceases to be a director for the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that portion of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Director’s rights to and under such non-vested parts of the Option shall terminate.

4.             Term of Option.  To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement; provided, however, that in the event Director ceases to be a director for the Company, for any reason or no reason, with or without cause, Director or his/her legal representative shall have one (1) year from the date of such termination of his/her position as an director to exercise any part of the Option vested pursuant to Sections 3 or 5 of this Agreement. Upon the expiration of such one (1) year period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

5.             Method of Exercising Option.  Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either:  (a) be accompanied by payment of the full purchase price of such Shares, in which event the Company shall deliver a certificate or certificates representing such Shares as soon as practical after the notice shall be received; or (b) fix a date not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Company for the payment of the full purchase price of such Shares against delivery of a certificate or certificates representing such Shares. Payment of such purchase price may take the form of cash, shares of stock of the Company, the total market value of which equals the total purchase price, or any combination of cash and shares of the Company, the total market value of which equals the total purchase price. Any such notice shall be deemed given when received by the Company at its principal place of business. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

6.             Rights of Option Holder.  Director, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him upon the due exercise of all or any part of the Option.

7.             Non-Transferability.  The Option shall not be transferable except to the extent permitted by the Plan.

8.             Non-Qualified Stock Option.  The Company intends that the Option shall not be an incentive stock option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The terms of the Plan and the Option shall be interpreted and administered so as to satisfy the requirements of the Code.

9.             Investment Representation.  Director, by this acceptance hereof, represents and warrants to the Company that the purchase of the Shares upon exercise hereof shall be for investment and not with a view to distribution, provided that this representation and warranty shall be inoperative, if, in the opinion of counsel to the Company, a proposed sale or distribution of such Shares is pursuant to an inapplicable effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or is exempt from registration under the Securities Act.

10.           Market Stand-Off Agreement.  Director agrees that during the period of duration specified by the Company and an underwriter of the Shares or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, he or she shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of the Shares or other securities of the Company issued pursuant to the Option held by him or her at any time during such period. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to such Shares or other securities of the Company held by the Director.

11.           Tax Consequences.  Director agrees that Director is solely responsible for his/her tax liability that may arise as a result of the grant or exercise of the Option granted hereby, has consulted with his/her own tax advisors regarding the federal, state and local tax consequences of this Agreement and is not relying on any statement or representation of the Company or its directors or agents.

12.           Contractual Obligations.  Nothing herein shall give Director the right to continue to serve as a director for the Company.

13.           2002 Stock Plan.  The terms and conditions of the Plan are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control. A copy of the Plan will be furnished upon request of Director.

14.           Third Party Beneficiary.  Nothing herein expressed or implied is intended to or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

15.           Further Assurances.  Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

16.           Entire Agreement.  This Agreement embodies the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

17.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one in the same agreement.

18.           Governing Law.  This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

Number of Shares:	10,000	PROUROCARE INC.
Exercise Price:	$3.40 per Share

		By:
		Its:

		Director

		Alex Nazarenko

		Address:

		Social Security No.:

3